Exhibit 5.2

September 25, 2012

Fiserv, Inc.

Information Technology, Inc.

ITI of Nebraska, Inc.

255 Fiserv Drive

Brookfield, Wisconsin 53045

Ladies and Gentlemen:

I am an Associate General Counsel of Fiserv, Inc., a Wisconsin corporation (the “Company”), and act as Nebraska counsel for the Company and for its subsidiaries, Information Technology, Inc., a Nebraska corporation, and ITI of Nebraska, Inc., a Nebraska corporation (together, the “Nebraska Guarantors”), and in such capacities I am providing this opinion to you in connection with a Registration Statement on Form S-3 (Registration No. 333-169358), as amended (the “Registration Statement”), including the prospectus constituting a part thereof, dated September 14, 2010, and the supplement to the prospectus, dated September 18, 2012 (collectively, the “Prospectus”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale by the Company of $700,000,000 aggregate principal amount of the Company’s 3.500% Senior Notes due 2022 (the “Notes”) in the manner set forth in the Registration Statement and the Prospectus. The Notes are fully and unconditionally guaranteed (the “Guarantees”) by certain subsidiaries of the Company, including the Nebraska Guarantors, and have been issued under an Indenture, dated November 20, 2007 (the “Indenture”), among the Company, the guarantors named therein and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a supplemental indenture, among the Company, the guarantors named therein and the Trustee, establishing the terms and providing for the issuance of the Notes (the “Supplemental Indenture”).

As Nebraska counsel to the Company in connection with the issuance of the Guarantees, I have examined: (i) the Registration Statement, including the Prospectus and the exhibits (including those incorporated by reference) constituting a part of the Registration Statement; (ii) the Indenture and the Supplemental Indenture; (iii) the Guarantees; and (iv) such other proceedings, documents and records as I have deemed necessary to enable me to render this opinion.

In my examination of the above-referenced documents, I have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to me as originals and the conformity with the originals of all documents submitted to me as copies.

Based upon the foregoing, assuming that (i) each of the Indenture and the Supplemental Indenture has been duly authorized, executed and delivered by, and represents the valid and binding obligations of, the Trustee, and (ii) the Notes have been duly authenticated by the Trustee, and having regard for such legal considerations as I deem relevant, I am of the opinion that the Guarantees, when delivered by the Nebraska Guarantors in the manner and for the consideration contemplated by the Registration Statement and the Prospectus, will be legally issued and valid and binding obligations of the Nebraska Guarantors, enforceable against the Nebraska Guarantors in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether enforcement is considered in a proceeding in equity or at law).

I express no opinion as to any provision of any instrument, agreement or other document (i) regarding severability of the provisions thereof or (ii) providing that the assertion or employment of any right or remedy shall not prevent the concurrent assertion or employment of any other right or remedy, or that every right and remedy shall be cumulative and in addition to every other right and remedy, or that any delay or omission to exercise any right or remedy shall not impair any right or remedy or constitute a waiver thereof.

I am qualified to practice law in the State of Nebraska and I do not purport to be an expert on the law other than that of the State of Nebraska. I express no opinion with respect to the laws of any jurisdiction other than the laws of the State of Nebraska. The opinions expressed in this letter are given as of the date hereof, and I do not undertake to advise you of any events occurring subsequent to the date hereof that might affect any of the matters covered by any of such opinions.

I hereby consent to the deemed incorporation by reference of this opinion into the Registration Statement and the Prospectus and to the references to myself therein. In giving this consent, I do not admit that I am an “expert” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Brian K. Ridenour
Brian K. Ridenour
In his capacity as Associate General Counsel of Fiserv, Inc., acting as Nebraska counsel to Fiserv, Inc., Information Technology, Inc. and ITI of Nebraska, Inc.